Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Kite Realty Group Trust

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value $0.01 per share	Other	16,050,000	(2)	$20.275	(3)	$325,413,750	0.0000927	$30,165.86
Total Offering Amounts							$325,413,750		$30,165.86
Total Fee Offsets							—		—
Net Fee Due									$30,165.86

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Kite Realty Group Trust 2013 Equity Incentive Plan, as amended and restated as of May 11, 2022 (the “Amended and Restated 2013 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Represents 16,050,000 additional shares of common stock available for issuance as a result of the increase in the number of shares reserved for issuance under the Amended and Restated 2013 Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of Class A common stock of the Registrant as reported on the New York Stock Exchange on May 12, 2022, which was $20.275 per share.